TRANSACT TECHNOLOGIES REPORTS 2017 FIRST QUARTER RESULTS

Reports 2017 First Quarter Revenue of $14.0 Million and $0.13 GAAP Diluted EPS

Hamden, CT – May 3, 2017 – TransAct Technologies Incorporated (Nasdaq: TACT) ("TransAct" or the "Company"), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the first quarter ended March 31, 2017, as summarized below:

Summary of 2017 Q1 Results
 (In millions, except per share and percentage data)

	Three Months Ended March 31,
	2017	2016
Net sales	$14.0	$14.4
Gross profit	$6.1	$5.9
Gross margin	43.5%	41.0%
Operating income	$1.4	$0.9
Net income	$0.9	$0.6
Net income per diluted share	$0.13	$0.08

Non-GAAP(1):
EBITDA	$1.7	$1.3
Adjusted EBITDA	$1.9	$1.4

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles ("GAAP")  financial measure can be found included with this release.  See "Non-GAAP Financial Measures" below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, "In the 2017 first quarter, we continued to benefit from the diversification of our business towards higher margin, higher value technology driven solutions. As a result, a 250 basis point year-over-year improvement in gross margin helped drive a 51% rise in net income, 63% growth in diluted EPS and a 36% increase in EBITDA.

"During the first quarter we made several adjustments to our planned investments in our AccuDate sales and marketing initiatives, which are now beginning this quarter.  We are working hard to build out our direct sales team for this market over the next several months.  In addition, to better align with and generate a higher impact from the NRA Show 2017, the major restaurant and foodservice industry convention taking place later this month, we also strategically delayed our direct marketing campaign to the second quarter.  This program is underway and we believe that by aligning it with the convention, we will drive a strong showing and higher market awareness for TransAct's AccuDate lineup.  We look forward to growing momentum over the balance of 2017 and in the future as a result of these investments, particularly as we better position our AccuDate offerings as the industry's best choice for in-kitchen technology solutions.

"TransAct improved the value proposition of our industry-leading AccuDate restaurant terminal solutions in the first quarter with the introduction of an important partnership with Jolt, which will bring their cloud-based restaurant management software platform to the AccuDate XL.  We believe this partnership will dramatically expand the market potential for our exciting new offering, complements our existing relationship with Crunchtime, which provides us with an innovative platform for food preparation, food management and other back-of-house processes.  Together, the software offerings further establish the AccuDate XL's valuable Android-based ecosystem, which makes our hardware offering unique in the restaurant and foodservice market today.  Importantly, we recently secured our first sale of the AccuDate XL with Jolt along with a service agreement that will provide us with a key new source of attractive, high-margin recurring revenue as the customer installs these terminals. Furthermore, we are also pleased that this sale opens up what we expect will be a significant new recurring revenue opportunity for TransAct in that this customer has also agreed to become the Company's first label customer as we launch our newest strategic initiative which we believe, over time will make TransAct a one-stop shop for most AccuDate labeling needs.

"Since its introduction in early 2016, the AccuDate XL has significantly elevated the market profile of our entire AccuDate restaurant solution product set.  Now comprised of the AccuDate 9700, PRO and XL, our range of solutions brings to restaurant and foodservice operators of all sizes a choice of fully customizable restaurant assistants.  These solutions can easily handle all the grab 'n go and food rotation labeling needs of any restaurant or foodservice operator while providing kitchen staffs with a powerful tool that can save money, greatly enhance operations and help grow their businesses.  The AccuDate 9700 and AccuDate PRO have successfully found their way into kitchens and many operators are now demonstrating considerable interest in the AccuDate XL, particularly given the recent integrations with Jolt and Crunchtime.

"Casino and gaming sales in the first quarter benefited from casino device printer shipments in support of a recent new property opening in the Pacific Northwest and both our casino and gaming and lottery markets remain healthy despite the ongoing maturation of these industries.  TransAct's Epic gaming and casino device printers and Epic lottery printers remain market share leaders in their respective industries as we continue to work with casino operators to help them appreciate the benefits that Epicentral can bring to their gaming floors."

Mr. Shuldman concluded, "During the first quarter we made significant progress toward strengthening our foundation for growth over the balance of the year as we begin to implement our sales and marketing programs to capture the significant potential of our restaurant solutions market while further benefiting from the stability of our casino and gaming and lottery operations.  TransAct remains focused on enhancing value for our shareholders in 2017 by taking advantage of the exciting opportunities in front of us."

Review of Balance Sheet and Capital Return Initiatives
As of March 31, 2017, TransAct had approximately $2.4 million of cash and cash equivalents and no debt.  During the 2017 first quarter, the Company paid a dividend to shareholders of $0.08 per share resulting in a total return of capital of $0.6 million for the quarter.  TransAct did not repurchase any shares of its common stock during the first quarter and continues to have $1.4 million remaining under its existing $5 million share repurchase authorization.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, "Our healthy balance sheet continues to support our long-term growth initiatives, particularly our efforts to penetrate the meaningful market opportunity for our restaurant solutions.  In particular, we have begun to implement the previously announced marketing and sales investment initiatives related to this exciting opportunity and believe these efforts, including the hiring of an internal regional sales force and a highly targeted direct marketing initiative, will translate to increased sales later in 2017. TransAct remains debt free with a strong cash position and we are committed to the continued return of capital to shareholders, as evidenced by the 12.5% increase we recently announced in our quarterly dividend from $0.08 to $0.09 for the second quarter 2017.  We look forward to further growth in 2017 and expect to achieve additional progress against our growth initiatives over the balance of 2017 and beyond."

Summary of 2017 First Quarter Operating Results
TransAct generated 2017 first quarter net sales of $14.0 million compared with 2016 first quarter net sales of $14.4 million.  Restaurant solutions revenue declined to $0.5 million for the 2017 first quarter from $0.8 million for the 2016 first quarter, driven by lower sales to the Company's distributor and an ongoing shift in customer interest in the AccuDate XL following the recent Jolt software announcement. POS automation and banking increased $0.1 million year over year to $2.5 million in the 2017 first quarter reflecting continued strong shipments of Ithaca 9000 printers to McDonald's.  Casino and gaming revenue in the 2017 first quarter was $5.1 million compared to $5.4 million in the prior-year period, as strong domestic printer sales to support a new casino opening along with sales to support the healthy European off-premise sports betting market were more than offset by a decline in domestic Epicentral revenue and lower international gaming device printer sales.  Lottery printer sales in the 2017 first quarter were $3.0 million compared with $2.9 million in the 2016 first quarter.  Printrex revenues were $0.2 million in both the 2017 and 2016 first quarter periods, while the Company's TransAct Services Group generated net sales of $2.7 million in both the 2017 and 2016 first quarter periods.

Gross margin of 43.5% in the 2017 first quarter compared to gross margin of 41.0% in the 2016 first quarter, reflecting a favorable sales mix.  Higher gross margins in the 2017 first quarter more than offset the 3% decline in revenues, resulting in a 4% increase in gross profit to $6.1 million.

Total operating expenses for the 2017 first quarter were $4.7 million compared to $4.9 million in the year-ago quarter.  The decline in operating expenses reflects lower engineering expenses, as the 2016 first quarter included spending related to Epicentral software development and the build-out of the AccuDate product line, as well as lower selling and marketing expenses due to lower commissions and travel expenses.

TransAct generated operating income of $1.4 million for the 2017 first quarter compared to $0.9 million in the 2016 first quarter.  Net income in the 2017 first quarter was $0.9 million, or $0.13 per diluted share, compared to net income of $0.6 million, or $0.08 per diluted share, in the prior year period.

2017 First Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, May 3, 2017, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 and the conference ID number is 10012568 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select "Investor Relations" followed by "Events & Presentations").  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others in assessing the ongoing nature of what the Company's management views as TransAct's core operations.  The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company's markets, as well as by the Company's management in assessing the Company's performance.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, and amortization and is adjusted for share-based compensation.  The Company adjusts EBITDA for share-based compensation as the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization, and believes that it provides investors with an additional measure of the Company's liquidity.  A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes.  EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company's operating performance and liquidity because this measure is: (i) widely used by investors to measure a company's operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) a financial measurement that is used by lenders and other parties to evaluate creditworthiness and liquidity; and (iii) used by the Company's management for various purposes including strategic planning and forecasting, assessing financial performance and liquidity, and paying incentive compensation.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, mobile and oil and gas. The Company's solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, RESPONDER and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products driving increased adoption by customers; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2017	2016
Net sales	$13,997	$14,357
Cost of sales	7,904	8,472
Gross profit	6,093	5,885

Operating expenses:
Engineering, design and product development	993	1,236
Selling and marketing	1,672	1,793
General and administrative	2,012	1,917
	4,677	4,946
Operating income	1,416	939

Interest and other income (expense):
Interest, net	(8)	(4)
Other, net	(6)	1
	(14)	(3)

Income before income taxes	1,402	936
Income tax provision	459	311
Net income	$943	$625

Net income per common share:
Basic	$0.13	$0.08
Diluted	$0.13	$0.08

Shares used in per share calculation:
Basic	7,396	7,834
Diluted	7,445	7,883

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended March 31,
	2017	2016
Restaurant solutions	$527	$822
POS automation and banking	2,458	2,315
Casino and gaming	5,117	5,438
Lottery	2,981	2,935
Printrex	178	155
TransAct services group	2,736	2,692
Total net sales	$13,997	$14,357

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2017	2016
Assets:
Current assets:
Cash and cash equivalents	$2,429	$2,503
Accounts receivable, net	9,304	10,585
Inventories, net	9,962	9,707
Other current assets	541	372
Total current assets	22,236	23,167

Fixed assets, net	2,228	2,241
Goodwill	2,621	2,621
Deferred tax assets	3,410	3,432
Intangible assets, net	464	545
Other assets	37	36
	8,760	8,875
Total assets	$30,996	$32,042

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$3,556	$4,894
Accrued liabilities	1,676	2,394
Income taxes payable	529	19
Deferred revenue	233	117
Total current liabilities	5,994	7,424

Deferred revenue, net of current portion	67	67
Deferred rent, net of current portion	179	178
Other liabilities	260	264
	506	509
Total liabilities	6,500	7,933

Shareholders' equity:
Common stock	112	112
Additional paid-in capital	29,761	29,701
Retained earnings	24,482	24,157
Accumulated other comprehensive loss, net of tax	(107)	(109)
Treasury stock, at cost	(29,752)	(29,752)
Total shareholders' equity	24,496	24,109
Total liabilities and shareholders' equity	$30,996	$32,042

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)
	Three Months Ended
(In thousands)	March 31,
	2017	2016
Net income	$943	$625

Interest (income) expense, net	8	4
Income tax provision	459	311
Depreciation and amortization	313	324

EBITDA	1,723	1,264

Share-based compensation expense	146	145

Adjusted EBITDA	$1,869	$1,409